UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2016

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On April 24, 2016, Benefitfocus, Inc. (the “Company”) entered into an employment agreement and other related agreements with Dennis B. Story, who will join the Company on July 1, 2016 as our Chief Financial Officer, and as such will serve as our principal financial and accounting officer.

Mr. Story’s annual base salary will initially be $400,000 and he will be eligible to participate in the Company’s Management Incentive Bonus Program (the “Bonus Program”), with a target bonus of 75% of his base salary. He will also be granted 4,344 performance based restricted stock units (“PRSUs”) under the Bonus Program. A percentage of these PRSUs will vest upon the achievement of the annual revenue and non-GAAP net income (loss) goals under the Bonus Program during the period of January 1, 2016 through December 31, 2016. He will also be issued a second grant of 7,240 PRSUs that will vest upon the achievement of adjusted EBITDA and compounded annual revenue growth rate goals during the period of January 1, 2015 through December 31, 2017. Vesting of all of these PRSUs will accelerate upon death or disability in an amount equal to the proportion of days in the performance period worked. Vesting may also accelerate in certain circumstances if there is a change in control of the Company during the performance period. He will also be issued a regular grant of 17,377 restricted stock units (“RSUs”) and a one-time grant of an additional 101,368 RSUs to induce him to join the Company and leave his current job and the unvested equity awards he holds there. All of the RSUs will vest in four equal annual installments beginning June 1, 2017, subject to continued employment.

Mr. Story has served as Manhattan Associates, Inc.’s Executive Vice President, Chief Financial Officer, and Treasurer since January 12, 2011. Previously, he served as their Senior Vice President, Chief Financial Officer, and Treasurer when he joined the company in March 2006 and through January 2011. From February 2006 until March 2006, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc., in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc., from December 2000 until August 2003.

Mr. Story is 52 years old and has no familial relationships with any executive officer or director of the Company. Other than his employment by the Company, there have been no transactions in which the Company has participated and in which he had a direct or indirect material interest involving in excess of $120,000 since January 1, 2015, the beginning of the Company’s last completed fiscal year.

The foregoing summary of the material terms of Mr. Story’s employment agreement is subject to the full terms of the employment agreement which will be attached to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Upon the effective date of Mr. Story’s employment, July 1, 2016, our President and Chief Operating Officer, Raymond A. August, will cease the additional responsibilities of principal financial and accounting officer of the Company.

A copy of the press release regarding the employment of Mr. Story is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated April 27, 2016 regarding the employment of Mr. Story.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: April 27, 2016	/s/ Raymond A. August
Raymond A. August
President and Chief Operating Officer